HANCOCK JAFFE LABORATORIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of August 30, 2016 (the “Effective Date”), is made by and between Hancock Jaffe Laboratories, Inc., a Delaware corporation (“Hancock Jaffe”) and Benedict Broennimann, M.D. (“Executive,” and together with Hancock Jaffe, the “Parties”).

WHEREAS, Hancock Jaffe desires to employ Executive, and Executive desires to be so employed, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. POSITION AND DUTIES.

(a) Hancock Jaffe shall employ Executive as its Chief Executive Officer. Executive shall be responsible for all financial and administrative activities of the company. Executive shall perform the duties set forth in this Section 1, in addition to those employment duties that are usual and customary for Executive’s position and those employment duties that may be assigned to Executive by the Chairman of the Board of Directors of Hancock Jaffe (the “Board”) from time to time.

(b) Executive shall report directly to the Chairman of the Board.

(c) Executive shall devote all of Executive’s business time, energy, judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with Hancock Jaffe, provided that the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or (ii) managing Executive’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

2. TERM. This Agreement may be terminated by Hancock Jaffe or Executive at any time with thirty (30) days written notice.

3. BASE SALARY. Hancock Jaffe shall pay Executive a base salary (the “Base Salary”) at an annual rate of $360,000, paid in accordance with the regular payroll practices of Hancock Jaffe. The Base Salary shall be subject to annual review and adjustment at the sole discretion of the Board. In no event shall the Base Salary be reduced from the preceding year without the consent of Executive.

4. EQUITY INCENTIVE. Executive shall be granted an Incentive Stock Option (“ISO”), subject to any limitations under the Hancock Jaffe 2016 Omnibus Incentive Plan, for the right to purchase 293,000 shares of Hancock Jaffe Common Stock at a price to be determined by a valuation analysis as required under Section 409A (as defined below).

1

5. EMPLOYEE BENEFITS.

(a) VACATIONS. Executive shall be entitled to paid vacation time in accordance with Hancock Jaffe’s policy applicable to senior management employees as in effect from time to time; provided, however, that Executive shall be entitled to no less than 25 days of paid vacation per calendar year, prorated for any partial years of employment. A maximum of 10 days of unused vacation time may be carried forward from one calendar year to any subsequent calendar year.

(b) HOLIDAYS AND PERSONAL DAYS. Executive shall be entitled to Holidays and Personal Days, as defined in, and in accordance with, Hancock Jaffe’s then existing employment policy (currently 12 paid Holidays and 10 Personal Days per calendar year). Unused Holidays and Personal Days may not be carried forward from one calendar year to any subsequent calendar year.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as Hancock Jaffe may require from time to time, Executive shall be reimbursed in accordance with Hancock Jaffe’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive and in connection with the performance of Executive’s duties hereunder.

6. RESTRICTIVE COVENANTS.

(a) Confidentiality.

(i) Company Information. At all times during Executive’s employment and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, any Confidential Information of Hancock Jaffe. “Confidential Information” means any Hancock Jaffe proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by Hancock Jaffe, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive.

(ii) Executive-Restricted Information. Executive shall not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(iii) Third Party Information. Executive recognizes that Hancock Jaffe has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Hancock Jaffe’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Executive’s employment and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, such third party confidential or proprietary information, and shall not use it except as necessary in performing Executive’s duties, consistent with Hancock Jaffe’s agreement with such third party.

(b) Nonsolicitation of Employees. During Executive’s employment and for a period of 12 months thereafter, Executive shall not, acting alone or in conjunction with others, directly or indirectly, other than on behalf of Hancock Jaffe and its Affiliates (as defined below), solicit employment for or of employees of Hancock Jaffe or its Affiliates or induce, solicit or entertain any employee to leave the employ of Hancock Jaffe or its Affiliates.

2

(c) NONDISPARAGEMENT. Executive shall not make negative comments or otherwise disparage Hancock Jaffe or any person or entity or business unit controlled by, controlling or under common control with Hancock Jaffe (“Affiliates”) or any of their officers, directors, managers, employees, consultants, equityholders, agents or products. The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (ii) made in the course of Executive discharging his duties for Hancock Jaffe.

(d) COOPERATION. Upon the receipt of reasonable notice from Hancock Jaffe, while employed by Hancock Jaffe and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with Hancock Jaffe, and shall provide reasonable assistance to Hancock Jaffe, its Affiliates and their respective representatives in defense of any claims that may be made against Hancock Jaffe or its Affiliates, and shall assist Hancock Jaffe and its Affiliates in the prosecution of any claims that may be made by Hancock Jaffe or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with Hancock Jaffe (collectively, the “Claims”). Executive shall promptly inform Hancock Jaffe if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against Hancock Jaffe or its Affiliates. Executive also shall promptly inform Hancock Jaffe (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of Hancock Jaffe or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of Hancock Jaffe or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against Hancock Jaffe or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving Hancock Jaffe or any of its Affiliates without getting the prior written consent of Hancock Jaffe. Upon presentation of appropriate documentation, Hancock Jaffe shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in accordance with Hancock Jaffe’s applicable policies in complying with this Section 6(d), and Executive shall be compensated by Hancock Jaffe at a reasonable hourly rate for assistance rendered hereunder.

(e) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

(i) As between the Parties, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, while employed by Hancock Jaffe and which relate to Hancock Jaffe’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of Hancock Jaffe. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Hancock Jaffe.

(ii) In particular, Executive hereby specifically assigns and transfers to Hancock Jaffe all of Executive’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. While employed by Hancock Jaffe and thereafter, Executive shall assist Hancock Jaffe and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including the execution of all lawful oaths and all assignment documents requested by Hancock Jaffe or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

3

(iii) Moreover, if while employed by Hancock Jaffe, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Hancock Jaffe’s business, products or services, whether such work is created solely by Executive or jointly with others, Hancock Jaffe shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Hancock Jaffe as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Hancock Jaffe shall be the author of the work. In the event such work is neither prepared by the Executive within the scope of Executive’s employment or is not a work specially ordered and deemed to be a work made for hire, then Executive shall assign, and by these presents, does assign, to Hancock Jaffe all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both while employed by Hancock Jaffe and thereafter, Executive shall assist Hancock Jaffe and its nominee, at any time, in the protection of Hancock Jaffe’s worldwide right, title and interest in and to the work and all rights of copyright therein, including the execution of all formal assignment documents requested by Hancock Jaffe or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Executive shall be compensated by Hancock Jaffe at a reasonable hourly rate for assistance rendered hereunder.

(iv) Notwithstanding the foregoing provisions of this Section 6(e), pursuant to the California Labor Code, Hancock Jaffe hereby notifies Executive that the provisions of this Section 6(e) shall not apply to any inventions for which no equipment, supplies, facility or trade secret information of Hancock Jaffe was used and which were developed entirely on Executive’s own time, unless (A) the invention relates (1) to the business of Hancock Jaffe, or (2) to actual or demonstrably anticipated research or development of Hancock Jaffe, or (B) the invention results from any work performed by Executive for Hancock Jaffe. A copy of the applicable provisions of the California Labor Code shall be made available to Executive upon Executive’s request.

(f) RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with Hancock Jaffe for any reason (or at any time prior thereto at Hancock Jaffe’s request), Executive shall return all property belonging to Hancock Jaffe or its Affiliates (including any Hancock Jaffe or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents or property belonging to Hancock Jaffe or an Affiliate).

7. EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges that Hancock Jaffe’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 above would be inadequate and in the event of such a breach or threatened breach, in addition to any remedies at law, Hancock Jaffe, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

8. NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 8, neither Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party. Hancock Jaffe may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of the business and/or assets of Hancock Jaffe, provided that Hancock Jaffe shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hancock Jaffe would be required to perform it if no such succession had taken place. As used in this Agreement, “Hancock Jaffe” shall mean Hancock Jaffe and any Affiliate or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of Hancock Jaffe under this Agreement by operation of law or otherwise.

4

9. NOTICE. Any notice that either Party may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Hancock Jaffe may notify Executive from time to time; and to Executive at his electronic mail or postal address as shown on the records of Hancock Jaffe from time to time, or at such other electronic mail or postal address as Executive, by notice to Hancock Jaffe, may designate in writing from time to time.

10. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Hancock Jaffe, the terms of this Agreement shall govern and control.

11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. Applicable Law; Choice of Venue and Consent to Jurisdiction; Service of Process.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

(b) For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the State of California and further agree that any related litigation shall be conducted solely in the courts of Orange County, California or the federal courts for the United States for the Central District of California, where this Agreement is made and/or to be performed, and no other courts.

(c) Each Party may be served with process in any manner permitted under State of California law, or by United States registered or certified mail, return receipt requested.

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by Hancock Jaffe. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and Hancock Jaffe or its Affiliates with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either Party that are not expressly set forth in this Agreement.

5

15. REPRESENTATIONS. Executive represents and warrants to Hancock Jaffe that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

By signing this Agreement Below, Executive acknowledges that Executive:

(1)	has read and understood the entire Agreement;

(2)	has had the opportunity to task questions and consult counsel or other advisors about its terms; and

(3)	agrees to be bound by it.

In witness whereof, Hancock Jaffe has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

HANCOCK JAFFE LABORATORIES, INC.	EXECUTIVE

Yury Zhivilo
Chairman of the Board

6